Rule 424(c)
                                                             File: No. 333-86582

     Supplement, dated June 12, 2002, to Prospectus, dated May 10, 2002, of
                         Hanger Orthopedic Group, Inc.


     The purpose of this Supplement is to expand and revise information in the prospectus relating to the use of the prospectus in connection with market making activities. The fourth bullet point under "Where You Can Find More Information; Incorporation of Documents by Reference" on page 91 of the prospectus is revised to correct the name of the company engaged in market-making activities to J.P. Morgan Securities Inc., the successor to Chase Securities Inc. In addition, the following paragraphs relating to such market-making and company should appear as the last three paragraphs under "Plan of Distribution" on page 86 of the prospectus:

     This prospectus may be used by J.P. Morgan Securities Inc. in connection with offers and sales of notes in market-making transactions. J.P. Morgan Securities may act as principal or agent in these transactions. These sales will be made at prices related to prevailing market prices at the time of sale. We will not receive any of the proceeds of these sales. J.P. Morgan Securities has no obligation to make a market in the notes and may discontinue its market-making activities at any time without notice, at its sole discretion. We have agreed to indemnify J.P. Morgan Securities against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that J.P. Morgan Securities might be required to make in respect of those liabilities.

     Affiliates of J.P. Morgan Securities own shares of our common stock and warrants to purchase common stock representing more than 5% of our outstanding common stock, and also own a portion of our redeemable preferred stock. J.P. Morgan Partners (BHCA), L.P. is a stockholder of Hanger Orthopedic Group, Inc. The general partner of J.P. Morgan Partners (BHCA), LP is JPMP Master Fund Manager, L.P., the general partner of which is JPMP Capital Corp. Mitchell Blutt and Eric Green, two of our directors, are Executive Vice President and Managing Director, respectively, of JPMP Capital Corp. and are executive partner and partner, respectively, of J.P. Morgan Partners, LLC, which serves as investment advisor to J.P. Morgan Partners (BHCA), L.P.

     J.P. Morgan Securities and its affiliates perform various investment banking and commercial banking services from time-to-time for us. J.P. Morgan Securities is an affiliate of JPMorgan Chase Bank which is the administrative agent and a lender under our bank credit facility. J.P. Morgan Securities acted as an initial purchaser in the offering of the notes.